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                                                         EXHIBIT 11.1

                STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
             COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                 (UNAUDITED)
                (Amounts in thousands, except per share data)



                                         Three Months Ended  Six Months Ended
                                               June 30,         June 30,
                                            1998    1997     1998     1997
                                          ------  ------   ------   ------
   Basic and diluted:

   Weighted average shares
   outstanding- basic                      9,488   9,451    9,488    9,451
   Assumed exercise of Series A and
   B stock options (Treasury stock method)   185     ---      185      ---
   Assumed exercise of warrants              517     ---      517      ---
                                          ------  ------   ------   ------
   Total common share equivalents -
   diluted                                10,190   9,451   10,190    9,451
                                          ======  ======   ======   ======

   Income (loss) before
   extraordinary item                     $  335 $(3,405)  $  (81) $(6,404)
   Extraordinary item (Note 4):
      Gain on early extinguishment
      of debt, net of tax effect          11,221     ---   11,221      ---
                                          ------  ------   ------   ------
      Net income (loss)                  $11,556 $(3,405)  $11,140 $(6,404)
                                          ======  ======   ======   ======

   Earnings (loss) per share - basic
   (Note 8)
      Income (loss) before
      extraordinary item                   $0.04  $(0.36)  $(0.01)  $(0.68)
      Gain on early extinguishment
      of debt                              $1.18      ---    1.18       ---
                                          ------  ------   ------   ------
      Net income (loss) - basic            $1.22  $(0.36)   $1.17   $(0.68)
                                          ======  ======   ======   ======
   Earnings (loss) per share -
   diluted (Note 8)
      Income (loss) before
      extraordinary item                   $0.03  $(0.36)  $(0.01)  $(0.68)
      Gain on early extinguishment
      of debt                               1.10    ---      1.10      ---
                                          ------  ------   ------   ------
      Net income (loss) - diluted          $1.13  $(0.36)   $1.09   $(0.68)
                                          ======  ======   ======   ======


          See notes to consolidated condensed financial statements.
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